EXHIBIT 12.1

                       THRIFTY PAYLESS INC. AND SUBSIDIARIES
                  Calculation of Ratio of Earnings to Fixed Charges
                               (Dollars in millions)

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                                                                          Predecessor
                                              The Company                   Company
                                 1996      1995      1994       1993          1992
                               -------    -------   -------    -------      -------
Computation of earnings from
  continuing operations before
  fixed charges:

     Income (loss) from
       continuing operations
       before income taxes.... $  86.3    $  (8.2)  $   18.7   $   (4.3)    $(175.7)
     Fixed charges............   162.8      166.9       94.9       45.7        49.7
Earnings from continuing
  operations before fixed
  charges..................... $ 249.1    $ 158.7   $  113.6   $   41.4     $(126.0)


Computation of fixed charges:
     Interest expense......... $ 105.0    $ 120.4   $   59.1   $   20.2     $  27.8
     Interest portion of
        rental expense........    57.8       46.5       35.8       25.5        21.9
                               $ 162.8    $ 166.9   $   94.9   $   45.7     $  49.7


Ratio of earnings from
   continuing operations to
   fixed charges..............     1.5       N/A         1.2       N/A         N/A

Excess (deficiency) of
   earnings from continuing
   operations to fixed charges $  86.3    $ (8.2)  $   18.7   $   (4.3)    $(175.7)


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